Exhibit 99.1

Whole Earth Brands, Inc. Appoints New Chief Financial Officer

Mr. Portwood to participate in a webcasted fireside chat alongside CEO Albert Manzone at the ICR Conference today

CHICAGO, Jan. 10, 2022 (GLOBE NEWSWIRE) -- Whole Earth Brands, Inc. (the “Company”) (Nasdaq: FREE), a global food company enabling healthier lifestyles, today announced the appointment of Duane Portwood as Chief Financial Officer, effective January 10, 2022. Mr. Portwood will report to Whole Earth Brand’s Chief Executive Officer, Albert Manzone.

Mr. Manzone stated, “We are thrilled to welcome Duane as our new Chief Financial Officer. He adds tremendous strategic and financial depth to our team, which will be invaluable as we continue to execute on our growth initiatives. His diverse experience spans CPG, big-box retail and pharmaceuticals, with each bringing a number of critical experiences and capabilities that will further build upon our strong finance organization. The Board and I are pleased with the outcome of our search process and look forward to Duane’s contributions as we continue to grow shareholder value.”

Mr. Portwood brings over 30 years of corporate financial management and executive leadership experience with both public and private companies, including as a CFO and Controller. Most recently, he was CFO for Tegra Global, a private sports apparel manufacturer. Previously, he served as EVP & CFO for Akorn, Inc., a generic pharmaceutical company, where he took over financial leadership amid complex circumstances to improve Akorn’s capital structure. He also held a ten-year tenure at The Home Depot, Inc. as VP & Corporate Controller, where he directed a team of over 525 associates and oversaw all aspects of the accounting and reporting functions. Prior to this, Mr. Portwood served as the Controller for the Wm. Wrigley Jr. Company, where he successfully led several acquisitions and subsequent integrations. Mr. Portwood began his career as a CPA with PriceWaterhouseCoopers.

Mr. Portwood concluded, “I am very impressed with the Whole Earth Brands team and its business strategy, and am excited to assume the CFO role to help the Company continue executing its plan, drive growth, and enhance shareholder value through sound financial leadership.”

Fireside Chat Webcast at the ICR Conference Today, January 10, 2022

Albert Manzone, Chief Executive Officer, and Duane Portwood, Chief Financial Officer, will participate in a fireside chat at the 2022 ICR Conference today, Monday, January 10th at 2:00 pm ET.

The live audio webcast will be accessible in the News & Events section on the Company’s Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Contacts:

Investor Relations Contacts:
Whole Earth Brands
312-840-5001
investor@wholeearthbrands.com

ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com